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                                                                  Exhibit 12



                                CALCULATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES


                     Nine
                    Months
                    Ended                      Year Ended
                   Sept. 30                    December 31
                   --------    --------------------------------------------
                     1995        1994      1993     1992     1991      1990
                     ----        ----      ----     ----     ----      ----
Income Before
 Income Taxes. . .  $7,936     $10,319   $ 8,322  $ 6,177  $ 5,199  $  4,856

Interest on
 Indebtedness. . .   5,864       5,556     4,910    4,423    4,733     4,875

Portion of rents
 representative of
 the interest
 factor. . . . . .     330         419       362      304      257       230
                   -------     -------   -------  -------  -------  --------
  Earnings as
      Adjusted .   $14,130     $16,294  $13,594   $10,904  $10,189  $  9,961
                   =======     =======  =======   =======  =======  ========


Interest on
 Indebtedness. . .  $5,864      $5,556   $4,910   $ 4,423  $ 4,733  $  4,875

Portion of rents
 representative of
 the interest
 factor. . . . . .     330         419      362       304      257       230
                   -------      ------   ------   -------  -------  --------
  Fixed Charges. .  $6,194      $5,975   $5,272   $ 4,727  $ 4,990  $  5,105
                   =======      ======   ======   =======  =======  ========



Ratio of Earnings
 to Fixed Charges.    2.28        2.73     2.58      2.31     2.04      1.95
                      ====        ====     ====      ====     ====      ====

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